2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES INCREASE IN PLANNED

CAPITAL EXPENDITURES FOR 2004

    Houston, Texas - June 3, 2004...Southwestern Energy Company (NYSE: SWN) today announced that it is increasing its 2004 capital budget by 17%. The increase will fund additional drilling in the company's core operating areas, increased expenditures in its "New Ventures" projects, and anticipated increases in oilfield service and material costs. Southwestern expects its total 2004 capital expenditures to be $239.0 million, up from the $203.5 million announced in February of this year. The increase brings the total planned expenditures for the company's exploration and production segment to $229.5 million for 2004. Additionally, the company stated that its oil and gas production for the second quarter of 2004 is anticipated to meet or exceed the high range of its latest guidance of 11.6 - 12.1 Bcfe, or a minimum growth rate of 20% over its production level in the second quarter of 2003.

    "Our operating plan in 2004 is going very well," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "We are seeing a healthy increase in our cash flow due to the strong growth in our production volumes and the higher commodity price environment. We are also enjoying excellent drilling results, particularly at our Overton Field in East Texas, the Ranger Anticline area in the Arkoma Basin and at our River Ridge discovery in New Mexico. The increase in capital expenditures will allow us to exploit our inventory of low-risk drilling opportunities and allow additional testing in our 'New Ventures' areas."

    Of the $35.5 million increase in capital expenditures, $20.5 million will fund additional drilling activity, while approximately $15.0 million has been allocated to fund anticipated increases in oilfield service costs and tubular materials. The company's activities in East Texas will receive $18.5 million of the increase, which includes drilling 4 additional wells at Overton Field and additional capital to continue to test and develop the company's Stockman prospect, located approximately 50 miles southeast of Overton. Southwestern currently has 7 rigs drilling at Overton and now plans to drill a total of 74 wells in the field in 2004. Current gross gas production from the field is 74 MMcf per day, up from 60 MMcf per day at year-end 2003.

    Approximately $7.0 million of the planned capital increase is allocated to the Arkoma Basin. Southwestern is currently completing the Dulyea #1-10 well located just west of the company's Smith #1-10 discovery in the Ranger Anticline area. The company is also nearing completion of a 6-mile pipeline which will tie in several recently completed wells. The company's Albright #1-7 well was put on production last week at approximately  5.0

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MMcf per day, with production from the other three recently completed wells expected to begin in early July.

    Approximately $4.0 million of the increase in capital is related to additional development of the company's River Ridge discovery located in Lea County, New Mexico. Southwestern has recently spud its third well in this prospect, the Rio Blanco "33" #2. The well is expected to be at total depth in the 4th quarter, and Southwestern has a 50% working interest in this well. Combined gross production from the first two producing wells in the field is currently approximately 23 MMcfe per day.

    Southwestern also announced that it is allocating $5.5 million of the increase in capital for additional drilling in its "New Ventures" project areas. This will bring the company's total capital for 2004 for its "New Ventures" projects to $23.7 million.

    "In the current commodity price environment, our development drilling programs are adding significant value for our shareholders," said Korell. "However, we do anticipate that the increases in our service and material costs, along with the capital commitment we are making to test our new venture concepts, will apply upward pressure on our finding and development costs this year. Overall, I am very pleased with our results to date and believe 2004 is going to be a very exciting year for our company."

    Southwestern Energy Company is an independent energy company primarily focused on the exploration for and production of natural gas. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

    All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the timing and extent of the company's success in discovering, developing, producing, and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the company's gas distribution segment, increased competition, legal and economic factors, governmental regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field services, drilling rigs, and other equipment, as well as various other factors beyond the company's control, and any other factors listed in the reports the company has filed with the Securities and Exchange Commission. A discussion of these

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and other factors affecting the company's performance is included in the company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2003.

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